UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 7, 2018

FIRST COLOMBIA DEVELOPMENT CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-181259	N/A
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3020 Bridgway, Ste 505, Sausalito, CA	94965
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 415-300-6144

101 1/2 Mary Street West, Whitby, ON Canada L1N 2R4
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01          Entry into a Material Definitive Agreement

Effective June 7, 2018, we executed a property purchase agreement with Terra Viva Property Development S.A.S. whereby we have agreed to acquire certain real property located in the Municipality of Tarso, Antioquia, in Colombia. The property is 13.3125 hectares in size. The consideration for the purchase is $450,000, of which $50,000 has been advanced as a deposit against the purchase price, with the balance being due within 90 days.

The Municipality of Tarso, approximately 50km from Medellin, is in the Suroeste region of Antioquia and is a popular resort area. The company intends to construct a resort development of casitas on the property. The region has been in increasing in popularity with recent planned infrastructure developments in the area that will be making it substantially more accessible from Medellin. This infrastructure will entail improved highways, bridges and tunnels with the goal of increasing accessibility to the Pacific Coast, with these improvements running through the Suroeste region.

Item 9.01          Financial Statements and Exhibits

10.1	Property Acquisition Agreement with Terra Viva Property Development S.A.S., dated June 7, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Colombia Development Corp.

/s/Christopher Hansen
Christopher Hansen
CEO, Principal Executive Officer

Date: June 11, 2018